Exhibit 99.2

2017 Enterprise Incentive Plan

[Employee Name]

Earlier last year, we began our three year Transformation Plan to improve Operating Income and Operating Margin. We have several projects underway to drive the transformation including zero based budgeting, reducing costs, improving our trade effectiveness, SKU rationalization, improving manufacturing efficiencies, pricing and trade effectiveness and several others. In August, we established the Enterprise Incentive Plan (EIP) to reward achievement of our transformation goals. With the upcoming Campbell acquisition, we want to update you on what happens to the EIP Award and specifically what the potential value would be for you.

First, when the transaction closes, our Change in Control (CIC) treatment is triggered. For the EIP plan, the CIC means that your award will be calculated based on two factors:

1)	Transaction Close Date – your award will be prorated based on the quarter in which the transaction closes, and
2)	Performance – your actual level of performance achieved will be determined based on the quarter ending on or before the CIC – for example, if the transaction closes on or before March 30, 2018, the 4th quarter of 2017 performance will be used.

Charts are included below that show both the time proration and our performance achievement targets by quarter.

We’ve calculated an example of your estimated EIP payout based on the CIC calculations and estimated performance for the end of 4th quarter.

We expect the transaction to close in the latter portion of March; in that case, the payout would be based on the performance at the end of Q4 2017. However, if we fail to obtain FTC clearance or if our anticipated Shareholder meeting is delayed we may be required to close in the Second Quarter. Accordingly, our EIP payout requires a continuous improvement in our performance in order to achieve a target attainment and a small drop off in performance in Q1 could have a significant impact on the attainment level if the transaction close does not occur until Q2. You can help to continue to drive our results and our ultimate payout by remaining focused on:

•	Your business objectives and daily performance
•	Diligent work toward our Transformation goals
•	Control of spending and costs

YOUR ESTIMATED EIP PAYOUT BASED ON OUR UNAUDITED 4TH QUARTER 2017 RESULTS

Incentive Target Value:
Estimated CIC Payout Value (using Q4 2017 performance and assuming a 30% proration):

You received your award in non-qualified stock options and restricted stock awards which increase in value to reflect the $50 stock price of the transaction. Awards will be converted to cash and paid within 30 days of the transaction close. If you voluntarily resign before the transaction closes, you will forfeit the EIP payment. All terms and conditions of the Enterprise Incentive Plan remain in effect. All final payments are subject to audited financials and approval by the Compensation Committee. Please see the plan document previously provided to you for more details.

Transaction Close Proration Chart

 This chart reflects the ramp up of the pro-rata basis that the EIP would be paid out.

The quarter in which the closing date occurs will be used for the proration calculation.

Quarterly Targets and Estimated Attainment Summary

Notes:

1.	Operating Profit is 50% of the weighting and Operating Margin is 50% of the weighting. The estimated Q4 Operating Margin of 8.8% is above the 8.7% goal resulting in a 200% achievement.

2.	*We must improve Operating Margin to 9.3% at the end of Q1 to maintain the current attainment level should the close occur in Q2.

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Important Information For Investors And Shareholders

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed acquisition of Snyder’s-Lance, Inc. (the “Company”) by Campbell Soup Company. In connection with this transaction, the Company will file relevant materials with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (when available) will be mailed to shareholders of the Company. Investors and security holders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by the Company through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s internet website at http://ir.snyderslance.com/sec.cfm or by contacting the Company’s Investor Relations Department by email at kpowers@snyderslance.com or by phone at 704-557-8279.

PARTICIPANTS IN THE SOLICITATION

The Company, its directors and certain of its executive officers may be considered participants in the solicitation of proxies from the Company’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 28, 2017, its proxy statement for its 2017 annual meeting of shareholders, which was filed with the SEC on March 27, 2017, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which was filed with the SEC on November 9, 2017, and in other documents filed with the SEC by the Company and its officers and directors.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials in connection with the transaction to be filed with the SEC when they become available.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this communication regarding the proposed acquisition of the Company, including any statements regarding the expected timetable for completing the proposed transaction, benefits of the proposed transaction, future opportunities, future financial performance and any other statements regarding future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “aim,” “anticipate,” “believe,” “could,” “ensure,” “estimate,” “expect,” “forecasts,” “if,” “intend,” “likely” “may,” “might,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “probable,” “project,” “should,” “strategy,” “will,” “would,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements.

All forward-looking information are subject to numerous risks and uncertainties, many of which are beyond the control of the Company, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: failure to obtain the required vote of the Company’s shareholders; the timing to consummate the proposed transaction; the risk that a condition to closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction might otherwise not occur; the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on transaction-related issues; and risk that the transaction and its announcement could have an adverse effect on the Company’s ability to retain customers and retain and hire key personnel.  Additional information concerning these and other risk factors can be found in the Company’s filings with the SEC and available through the SEC’s Electronic Data Gathering and Analysis Retrieval system at http://www.sec.gov, including the Company’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The foregoing list of important factors is not exclusive. The Company’s forward-looking statements are based on assumptions that the Company believes to be reasonable but that may not prove to be accurate. The Company assumes no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as may be required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

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